EXHIBIT 2.1

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this "Agreement"), dated as of May 14, 2013 (the “Effective Time”), is by and among Preferred Voice, Inc., a Delaware corporation ("Parent"), Aly Energy Services Inc., a Delaware corporation (the "Company"), and the holders of the common stock of the Company listed on the signature page hereto (the “Shareholders”). The Company, the Shareholders and Parent are referred to collectively herein as the "Parties".

WHEREAS, the Board of Directors of each of Parent and the Company have determined that it is in the best interests of each corporation and their respective stockholders that the Parties consummate the business combination transaction provided for herein in which the Shareholders will exchange the common stock of the Company for newly issued shares of common stock of the Parent (the “Exchange”) and, in furtherance thereof, have approved this Agreement, the Exchange and the transactions contemplated by this Agreement and declared the Exchange advisable; and

WHEREAS, for federal income tax purposes, it is intended that the Exchange shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the Parties hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

As used herein the following terms shall have the following meanings and, unless the context otherwise requires, use of the singular form shall include the plural and any gender shall be deemed to include both genders:

(a)           “Company Common Stock” means the Common Stock, $0.01 par value, of the Company.

(b)           “Company Constituent Instruments” means the Certificate of Incorporation and bylaws of the Company and such other constituent instruments of the Company as may exist, each as amended to the date of this Agreement.

(c)           “Company Preferred Stock” means the Series A Preferred Stock, $0.01 par value, of the Company.

(d)           “Consent” means any material consent, approval, including stockholder approval, license, permit, order or authorization.

(e)           “Contract” means any contract, lease, license, indenture, note, bond or agreement.

(f)           “Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

(g)           "Law" means any federal, state, local or foreign law, statute, code, ordinance, rule or regulation promulgated, or order, judgment, writ, stipulation, award, injunction or decree entered, by a Governmental Entity.

(h)           "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement).

(i)           “Parent Common Stock” means the common stock, $.001 par value, of the Parent.

(j)           “Parent Constituent Instruments” means the Certificate of Incorporation and bylaws of Parent and such other constituent instruments of Parent as may exist, each as amended to the date of this Agreement.

(k)           "Person" means any individual or corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity.

ARTICLE II
THE EXCHANGE

2.1           The Exchange. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing defined herein, the Shareholders will sell, assign, transfer, convey and deliver to Parent, all of the Company Common Stock as set forth on Schedule I hereto, and, in exchange therefor, Parent will issue and deliver to the Shareholders an aggregate of approximately 68 million shares of Parent Common Stock as set forth on Schedule I hereto, at the ratio of 19.91 shares of Parent Common Stock for each outstanding share of Company Common Stock.

2.2           Closing. The closing of the Exchange (the "Closing") shall take place concurrently with the execution and delivery of this Agreement (the actual time and date of the Closing being referred to herein as the "Closing Date"). At the Closing, the Shareholders shall deliver to Parent the certificates representing the Company Common Stock to be exchanged and Parent shall issue and deliver to the Shareholders the Parent Common Stock to be issued in consideration therefor. The Parties hereto shall further execute and deliver such additional documents and take such additional actions as any party reasonably may deem to be practical and necessary in order to consummate the transactions contemplated by this Agreement.

2.3.           Charter Amendments. Immediately prior to the Closing, (i) Parent has duly amended its certificate of incorporation to change its corporate name to “Aly Energy Services, Inc.” and (ii) the Company has duly amended its certificate of incorporation to change its corporate name to “Aly Operating, Inc.” (the “Charter Amendments”).

2.4           Parent Executive Officers and Directors. Concurrently with the Closing, all of the existing executive officers and directors have resigned their positions and have caused (i) Munawar H. Hidayatallah to be appointed as the chairman of Parent’s board of directors and as its CEO and President and (ii) Nadine Smith, Zane Tankel, Saeed M. Sheikh and Allen S. Morton have been appointed as additional members of Parent’s board of directors.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent that the statements contained in this Article III are true and correct, except to the extent specifically set forth on the disclosure letter delivered separately and concurrently herewith by the Company to Parent (the "Company Disclosure Letter").

3.1           Organization, Standing and Power. The Company and each of its subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the business, operations or financial condition of the Company, a material adverse effect on the ability of the Company to perform its obligations under this Agreement or on the ability of the Company to consummate the transactions contemplated herein (a “Company Material Adverse Effect”).

3.2           Capital Structure. The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock, of which 3,415,750 shares are issued and outstanding on the date hereof, and 4,000,000 shares of Company Preferred Stock, all of which shares are issued and outstanding on the date hereof. The Company is the sole record and beneficial owner of all of the issued and outstanding equity interests of each of its subsidiaries. All outstanding equity interests of the Company and of each of its subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable Laws of its jurisdiction of formation, the Company Constituent Instruments or any Contract to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock or the capital stock of any of its subsidiaries may vote. Except for the Company’s outstanding shares of Company Preferred Stock, and options to acquire 340,000 shares of the Company’s common stock granted pursuant to the “Aly Energy Services, Inc. Omnibus Incentive Plan,” there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any of its subsidiaries, (ii) obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Company or of any of its subsidiaries. There are not any outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Common Stock or shares of capital stock of any subsidiary. No transfers of Company Common Stock have been made on the stock transfer books of the Company after the close of business on the day prior to the Closing Date.

3.3           Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized and approved by the board of directors, and (subject to the approval of the Company’s shareholders) no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. When executed and delivered, this Agreement will be enforceable against the Company in accordance with its terms.

3.4           No Conflicts. The execution and delivery by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, any provision of (i) the Company Constituent Instruments or the comparable charter or organizational documents of any of its subsidiaries, (ii) any Contract to which the Company or any of its subsidiaries is a party or to which any of their respective properties or assets is subject or (iii) any judgment, order or decree or material Law applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.5           Consents. No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity or other Person is required to be obtained or made by or with respect to the Company or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

3.6           Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its subsidiaries.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Company that the statements contained in this Article IV are true and correct, except to the extent specifically set forth on the disclosure letter delivered separately and concurrently herewith by Parent to the Company (the "Parent Disclosure Letter").

4.1           Organization, Standing and Power. Parent and each of its subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the business, operations or financial condition of Parent, a material adverse effect on the ability of Parent to perform its obligations under this Agreement or on the ability of Parent to consummate the transactions contemplated herein (a “Parent Material Adverse Effect”). Parent and each of its subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Parent Material Adverse Effect.

4.2           Capital Structure of Parent. The authorized capital stock of Parent consists of 100 million shares of Parent Common Stock, of which 6,130,184 shares of Parent Common Stock Shares are issued and outstanding on the date hereof and held by approximately 400 beneficial owners. Parent is the sole record and beneficial owner of all of the issued and outstanding equity interests of each of its subsidiaries. All outstanding equity interests of Parent and each of its subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable Laws of its jurisdiction of formation, the Parent Constituent Instruments or any Contract to which Parent is a party or otherwise bound; and all such equity interests have been issued in accordance with applicable federal and state securities laws. There are not any bonds, debentures, notes or other indebtedness of Parent or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Common Stock or the shares of capital stock of any of its subsidiaries may vote. There are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent or any of its subsidiaries is a party or by which any of them is bound (i) obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Parent or any of its subsidiaries, (ii) obligating Parent or any of its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Parent or of any of its subsidiaries. There are not any outstanding contractual obligations of Parent or of any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any subsidiary. Parent has reserved for issuance the shares of Parent Common Stock to be issued pursuant to the Exchange and an additional 18,250,000 shares of Parent Common Stock to be issued to officers, directors, employees and consultants pursuant to an equity incentive plan to be adopted by Parent after the Effective Time.

4.3           Authority; Execution and Delivery; Enforceability. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. The execution and delivery by Parent of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized and approved by the board of directors of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement and the transactions contemplated hereby. When executed and delivered, this Agreement will be enforceable against Parent in accordance with its terms.

4.4           No Conflicts. The execution and delivery by Parent of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, any provision of (i) the Parent Constituent Instruments or the comparable charter or organizational documents of any of its subsidiaries, (ii) any Contract to which Parent or any of its subsidiaries is a party or to which any of their respective properties or assets is subject or (iii) any judgment, order or decree or material Law applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent or any of its subsidiaries has violated, or is in breach of, or is in default under (with or without the passage of time or giving of notice or both), any of (i) the Parent Constituent Instruments or the comparable charter or organizational documents of any of its subsidiaries, (ii) any Contract to which Parent or any of its subsidiaries is a party or to which any of their respective properties or assets is subject or (iii) any judgment, order or decree or material Law applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

4.5           Consents. No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity or other Person is required to be obtained or made by or with respect to Parent or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

4.8           Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its subsidiaries.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each of the Shareholders, severally and not jointly, hereby represents and warrants to Parent that the statements contained in this Article V are true and correct in respect of such Shareholder.

(i)           The Shareholder is an “accredited investor” (within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”)), and, as such, is sophisticated and well-informed and has such knowledge and experience in financial and business matters in general and in investments in particular, based on actual participation, as is necessary to enable the Shareholder to evaluate the merits and risks of an investment in Parent Common Stock.

(ii)          The Shareholder has no need for liquidity in his investment in Parent Common Stock and is able to bear the risk of that investment for an indefinite period. The Shareholder’s present financial condition is such that the Shareholder is under no present or contemplated future need to dispose of any portion of the Parent Common Stock to be issued to the Shareholder hereunder to satisfy any existing or contemplated undertaking, need or indebtedness.

(iii)         The shares of Parent Common Stock to be issued hereunder have not been registered under the Securities Act, or any state securities act.

(iv)          In evaluating the merits and risks of an investment in Parent, the Shareholder has relied on the advice of his own personal legal and financial counsel.

(v)          The shares of Parent Common Stock to be issued to Shareholder hereunder are being acquired solely for the Shareholder’s own account, for investment purposes only, and is not being purchased with a view to or for the resale, distribution, subdivision or fractionalization thereof; and the Shareholder has no present plans to enter into any contract, undertaking, agreement or arrangement for such resale, distribution, subdivision or fractionalization. The Shareholder is not taking and will not take or cause to be taken any action that would cause the Shareholder to be deemed an “underwriter” within the meaning of Section 2(11) of the Securities Act.

(vi)         The Shareholder has been given the opportunity to: (i) ask questions of and receive answers from Parent and its designated representatives concerning the terms of the Exchange and the business and financial condition of Parent; and (ii) obtain any additional information that Parent possesses or can acquire without unreasonable effort or expense that is necessary to assist the Shareholder in evaluating the advisability of an investment in Parent. The Shareholder is not relying on any oral representation made by any person as to Parent or its operations and financial condition.

(vii)        The Shareholder understands that no federal, state or other governmental authority has made any recommendation, findings or determination relating to the merits of an investment in Parent.

ARTICLE VI
ADDITIONAL COVENANTS AND AGREEMENTS

6.1          Director and Officer Indemnification.

(a)           Parent agrees that all rights to indemnification and all limitations on liability existing in favor of any individuals who on or prior to the Effective Time were officer, directors or agents of Parent (the “Indemnitees”) in respect of acts or omissions of such Indemnitees on or prior to the Effective Time as provided in the Articles of Incorporation and bylaws of Parent or an agreement between an Indemnitee and Parent in effect as of the date hereof shall continue in full force and effect in accordance with the terms thereof.

(b)           For six years after the Effective Time, Parent shall indemnify and hold harmless the Indemnitees to the same extent indemnification is provided as of the date hereof with respect to all actions or omissions by them in their capacities as officers or directors or agents of Parent, or taken by them at the request of Parent. In the event any claim in respect of which indemnification is available pursuant to the foregoing provisions is asserted or made within the period specified in the previous sentence, all rights to indemnification shall continue until such claim is disposed of or all judgments, orders, decrees or other rulings in connection with such claim are duly satisfied.

(c)           The obligations of Parent under this Section 6.1 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 6.1 applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 6.1 applies shall be third party beneficiaries of this Section 6.1).

6.2           Treatment of Company Preferred Stock. Parent agrees that upon the listing of Parent Common Stock following the Closing on any of the New York Stock Exchange, Inc., the NASDAQ Stock Market LLC, the NYSE MKT LLC or the successors thereof, a Reverse IPO (as defined in the certificate of incorporation of the Company) will be deemed to have occurred, and Parent agrees to issue shares of Parent Common Stock upon the deemed conversion of the Company Preferred Stock in accordance with the terms of the certificate of incorporation of the Company, provided that the holders of the Company Preferred Stock shall concurrently therewith transfer and assign to the Company the Company Preferred Stock so deemed to have converted in full consideration of such issuance of Parent Common Stock.

ARTICLE VII
MISCELLANEOUS AND GENERAL

7.1           Non-Survival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

7.2           Acknowledgement. Each of the Shareholders acknowledges that it has had an opportunity to consult with legal counsel regarding this Agreement and the transactions contemplated hereby and further acknowledge that Cooley LLP represents the Company and not any of the Shareholders in connection with the transaction or the Agreement.

7.3           Counterparts. For the convenience of the Parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

7.4           Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of Law thereof.

7.5           Notices. Any notice, request, instruction or other document to be given hereunder by any Party to the other Parties shall be deemed delivered upon actual receipt and shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, reputable overnight courier, or by facsimile transmission (with a confirming copy sent by reputable overnight courier), as follows:

(a)	if to Parent, to:

c/o Mary G. Merritt
3112 Purdue Avenue
Dallas, Texas 75225
m.merritt@sbcglobal.net

(b)	if to the Company or the Shareholders, to:

Aly Energy Services Inc.
3 Riverway, Suite 920
Houston, Texas 77056
Attn: Chairman and CEO

or to such other Persons or addresses as may be designated in writing by the Party to receive such notice.

7.6          Entire Agreement; Assignment. This Agreement and the exhibits and schedules delivered pursuant hereto (i) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof, and (ii) shall not be assigned by operation of Law or otherwise.

7.7          Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Exchange pursuant to Section 2.1 hereof, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that Kurt Chew shall be a third-party beneficiary solely of Section 6.2 of this Agreement.

7.8          Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

7.9          Trial by Jury. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY.

7.10         Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto and shall be effective as of the date first herein above written.

Preferred Voice, Inc.

By:	/s/ Mary G. Merritt
Mary G. Merritt
Chairman and CEO

Aly Energy Services Inc.

By:	/s/ Munawar H. Hidayatallah
Munawar H. Hidayatallah
Chairman and CEO

[Signature Page to Share Exchange Agreement]

Shareholders:

Munawar H. Hidayatallah		Equity Trust Company, DBA Sterling Trust, Custodian, Kouros Sariri, Account # 407193

By:	/s/ Munawar H. Hidayatallah	By:	Equity Trust Company, DBA Sterling
		Name:	Trust, Custodian, Kouros Sariri
		Title:	/s/ Kouros Sariri

Cydas Investments Limited		Equity Trust Company, DBA Sterling Trust, Custodian, Mariana Gharai, Account # 407194

By:	/s/ Ali Afdhal	By:	Equity Trust Company, DBA Sterling
Name:	Ali Afdhal	Name:	Trust Custodian Mariana Gharai
Title:		Title:	/s/ Mariana Gharai

Emerson Partners		Kouros Sariri

By:	/s/ J. Steven Emerson	By:	/s/ Kouros Sariri
Name:	J. Steven Emerson
Title:	Authorized Trader

IRA FBO J. Steven Emerson, Pershing LLC as Custodian, Rollover Account II		Mariana Gharai

By:	/s/ J. Steven Emerson	By:	/s/ Mariana Gharai
Name:	J. Steven Emerson
Title:	Sole Beneficiary self directed IRA

IRA FBO J. Steven Emerson, Pershing LLC as Custodian, Roth Account		Nadine C. Smith

By:	/s/ J. Steven Emerson	By:	/s/ Nadine C. Smith
Name:	J. Steven Emerson
Title:	Sole Beneficiary self directed IRA

[Signature Page to Share Exchange Agreement]

J. Steven Emerson			John D. Long

By:	/s/ J. Steven Emerson		By:	/s/ John D. Long

Nezam Afdhal			Saeed M. Sheikh

By:	/s/ Nezam Afdhal		By:	/s/ Saeed M. Sheikh

Makini Enterprises S.A., St. Vincent May 13, 2013			Chilton Global Management Partners, Ltd.

By:	Armand Neff	Christoph Luthy	By:	/s/ Howard Lorch
Name:	Director	Director	Name:	Howard Lorch
Title:	/s/ Armand Neff	/s/ Christoph Luthy	Title:	General Partner

Zane Tankel			Arvind Sanger

By:	/s/ Zane Tankel		By:	/s/ Arvind Sanger

Ironman PI Fund II (QP), L.P.			James W. Crystal

By:	/s/ G. Bryan Dutt		By:	/s/ James W. Crystal
Name:	G. Bryan Dutt
Title:	President

Freebird Partners, LP			Mark Patterson

By:	/s/ Curtis Huff		By:	/s/ Mark Patterson
Name:	Curtis Huff
Title:	Chairman

[Signature Page to Share Exchange Agreement]

Schedule I

Principal	Record Holder / Address	Number of Shares of Company Common Stock Held and to be Sold Shares	Number of Shares of Parent Common Stock to be Received
Micki Hidayatallah	Munawar Hidayatallah	500,000	9,955,000
Ali Afdhal	Cydas Investments Limited	625,000	12,443,750
J. Steven Emerson	Emerson Partners	60,000	1,194,600
	IRA FBO J. Steven Emerson, Pershing LLC as Custodian, Rollover Account II	250,000	4,977,500
	IRA FBO J. Steven Emerson, Pershing LLC as Custodian, Roth Account	250,000	4,977,500
	J. Steven Emerson	60,000	1,194,600
Nezam Afdhal	Nezam Afdhal	312,500	6,221,875
Armand Neff and Christoph Luthy	Makini Enterprises S.A., St. Vincent	300,000	5,973,000
Zane Tankel	Zane Tankel	250,000	4,977,500
Bryan Dutt	Ironman PI Fund II (QP), L.P.	125,000	2,488,750
Curtis Huff	Freebird Partners, LP	125,000	2,488,750
Kouros and Mariana Sariri	Equity Trust Company, DBA Sterling Trust, Custodian Kouros Sariri, Account # 407193	41,014	816,589
	Equity Trust Company, DBA Sterling Trust, Custodian Mariana Gharai, Account # 407194	27,654	550,591
	Kouros Sariri and Mariana Gharai	56,332	1,121,570
Nadine C. Smith	Nadine C. Smith	62,500	1,244,375
John D. Long	John D. Long	62,500	1,244,375
Saeed M. Sheikh	Saeed M. Sheikh	106,250	2,115,438
Howard Lorch	Chilton Global Management Partners, Ltd.	75,000	1,493,250
Arvind Sanger	Arvind Sanger	62,500	1,244,375
James W. Crystal	James W. Crystal	62,500	1,244,375
Mark Patterson	Mark Patterson	2,000	39,820
Total		3,415,750	68,007,583